EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Centra Software, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Centra Software, Inc. of our report dated January 28, 2004, with respect to the consolidated balance sheet of Centra Software, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of Centra Software, Inc.

KPMG LLP

Boston, Massachusetts

March 31, 2005